Exhibit 99.i.2

780 NORTH WATER STREET
MILWAUKEE, WI 53202-3590
TEL 414-273-3500
FAX 414-273-5298
www.gklaw.com

December 18, 2006

Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated October 13, 2005 regarding the sale of shares of the Ascentia Long/Short Fund, a series of Trust for Professional Managers. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.